Execution Copy

THE READER’S DIGEST ASSOCIATION, INC.

Reader’s Digest Road

Pleasantville, NY 10570-7000

Todd C. McCarty                                                                                 Telephone:  (914) 244-5175
Senior Vice President                                                                                      Fax:  (914) 244-7944
Global Human Resources                                                                                        todd_mccarty@rd.com

                                                                  August 17, 2009

Ms. Mary Berner
c/o The Reader’s Digest Association, Inc.
Reader’s Digest Road
Pleasantville, NY 10570-7000

You, Mary Berner, the Chief Executive Officer of The Reader’s Digest Association, Inc. (the “Company”), will receive cash compensation from the Company equal to $125,000 per month, payable pursuant to the Company’s normal payroll procedures, for so long as you remain employed with the Company during the Company’s Chapter 11 proceedings.  Capitalized terms not otherwise defined herein shall be as defined under that certain Employment Agreement entered into by and between you and the Company dated February 1, 2008 (the “Employment Agreement”).

1)           If you are not offered continued employment following the effective date of the Acceptable Plan (as such term is defined in the Restructuring Support Agreement made and entered into on August 17, 2009 between the Company and the other parties signatory thereto (the “RSA”)) (the “Effective Date”), such that your employment with the Company terminates on such date, then the following provisions will apply: (a) the Employment Agreement will be rejected under the Acceptable Plan; (b) you will continue to be bound by the non-solicitation covenant of Section 6(a)(ii) of your Employment Agreement (except that you will be permitted to hire, without any delay, any employee of the Company whose employment is terminated by the reorganized Company (whether due to its failure to offer continued employment to such employee through the rejection of his or her employment agreement in the Chapter 11 proceedings or otherwise) and the nondisparagement covenant of Section 12 of your Employment Agreement (which shall be deemed amended to cover the signatories of the RSA, including their directors, employees and representatives), in each case following your date of termination of employment with the Company for the applicable periods provided for therein, as well as the non-disclosure covenant in Section 7 of your Employment Agreement; (c) you will be relieved of any obligation with respect to the non-competition covenant of Section 6(a)(i) of your Employment Agreement and any other non-competition covenants in any other agreement between you and the Company; (d) subject to your execution, without revocation, of a Release of Claims in the form (as applicable) attached hereto as Exhibit A-1, you will receive from the Company, in lieu of any other severance payments that may otherwise be due to you, a one-time cash severance payment, in the amount of $2.2 million (plus any Accrued Rights), on the 53rd day after your separation from service with the Company (within the meaning of Internal Revenue Code Section 409A); and (e) subject to its receipt of your executed and irrevocable Release of Claims, the Company shall execute and deliver to you a release of claims for your benefit in the form attached to this letter agreement as Exhibit A-2.  For the avoidance of doubt, if your employment is terminated by you or by the Company for any reason (other than at the initiation of the signatories to the RSA) prior to the Effective Date, none of the provisions contained in this Paragraph (1) shall apply, and this letter agreement will become null and void on such date of termination.

2)           If you are provided the opportunity to execute an amended employment agreement with the Company and to have that agreement assumed by the reorganized Company under the Acceptable Plan, to be effective on and after the Effective Date (the “Amended Employment Agreement”), and such Amended Employment Agreement: (a) is in the form and on the terms of your existing Employment Agreement, except for the modifications outlined in this Paragraph 2 and in Paragraph (3) below; (b) provides for a total annual rate of base cash compensation (in lieu of any other base salary or guaranteed bonus amounts provided under Section 3(a) of your Employment Agreement or otherwise) (“Base Compensation”) payable to you by the Company of no less than $1.1 million; (c) provides you, on an ongoing basis, with a seat on the board of the reorganized Company; (d) provides you with the opportunity (in all cases in lieu of any other annual or long-term cash incentive opportunities provided under Section 3(b) of your Employment Agreement), to participate in the “Pay for Performance/Variable Comp Plan” and “Enterprise Value Maximization Plan (EVMax),” as described in Exhibits B and C attached hereto, and to earn the level of cash bonus compensation under each such plan as identified in the attached Annex 1, and otherwise to participate in such annual cash bonus plan, and at such level of annual cash bonus compensation, as the Company shall implement in accordance with the provisions of Paragraph 4 below (except that if the Effective Date has not occurred prior to June 15, 2010, the Company and you will negotiate reasonably and in good faith regarding an annual bonus plan, and annual cash bonus compensation opportunity, in respect of the Company’s fiscal year beginning July 1, 2010); and (e) provides you with equity compensation opportunities as provided in Paragraph (4) below; and you decline such opportunity to execute the Amended Employment Agreement, upon any termination of your employment by you or by the Company following such decline, you shall not be entitled to the $2.2 million severance payment described above (or any other severance payments or benefits, other than your Accrued Rights) from the Company, but you shall continue to be bound by the covenants described in Paragraph 1(b), above.

3)           For purposes of confirming the terms of your Amended Employment Agreement, if assumed by the reorganized Company under the Acceptable Plan, in addition to the modifications to your Employment Agreement identified in Paragraph 1, clauses (b), (c), (d) and (e) above (and any provisions in your Employment Agreement that are contrary to these clauses will be amended to be consistent with such clauses), the Amended Employment Agreement will also reflect the following changes to your current Employment Agreement: (1) all references to Ripplewood Holdings L.L.C. or any of its representatives, and any obligations relating to Ripplewood Holdings L.L.C. or any of its representatives, shall be removed; (2) all references to any obligations of the Company relating to equity-based awards (whether relating to the grant or vesting of any such awards) or obligation by you to co-invest, shall be removed; (3) the reorganized Company will be liable for any legal fees or expenses incurred by you in connection with entering into this letter agreement, modifying your Employment Agreement and/or entering into the Amended Employment Agreement (including the review and negotiation of any other plans or agreements relating to your bonus and equity compensation opportunities referenced in Paragraphs 2 and 4 of this letter agreement), up to, in the aggregate, $40,000.00 (to be reimbursed promptly upon remittance of documentation of such fees and in no event later than the Short-Term Deferral Date), and otherwise the provisions of Section 3(i) of your Employment Agreement shall apply to any negotiation and modification to your Amended Employment Agreement (and any other agreements documenting your equity arrangements with the Company) that occurs following the conclusion of all negotiations and documentation of the arrangements described in Paragraphs 2, 3 and 4 of this letter agreement; (4) any references to an “Annual Bonus” shall refer to the applicable annual bonus payable, and your “Annual Bonus opportunity” as used in Section 4(b)(iii)(D) of the Employment Agreement shall refer to your applicable annual bonus opportunity, in each case as set forth in Paragraph 2(d) above, as applicable; (5) the severance calculation in Section 4(c)(i) of the Employment Agreement will equal two times your Base Compensation as in effect at the applicable time; and (6) the nondisparagement covenant of Section 12 of your Employment Agreement will cover the signatories to the RSA, including their directors, employees and representatives.  By executing this letter agreement, you acknowledge and agree that (x) none of the modifications made to your current Employment Agreement as described anywhere in this letter agreement constitute “Good Reason” as defined in your Employment Agreement (or in the Amended Employment Agreement, as applicable) and (y) upon execution, the Amended Employment Agreement will replace your current Employment Agreement and supersedes any other agreements (oral or written) between you and the Company.

4)           Following any assumption by the reorganized Company of your Amended Employment Agreement and the empanelment of the board of directors of the reorganized Company (the “Board”), such Board and you shall promptly designate a mutually acceptable, nationally recognized compensation consultant.  Such compensation consultant shall analyze companies that are comparable to the reorganized Company and your experience (including your performance with the Company prior to the Effective Date) and market status, and recommend to the Board and you both the annual cash bonus opportunity and structure to be made available to you and an allocation and structure for equity compensation opportunities to be made available to you out of the 7.5% equity pool described in Exhibit A to the RSA.  If you agree with such consultant’s recommendation with respect to, and/or you and the Board reach another agreement as to, your annual cash bonus and equity compensation opportunities with the Company, such opportunities shall be implemented by the Company.

5)           If you do not agree with the compensation consultant’s recommendation, or if you and the Board do not reach another agreement, in either case as described in Paragraph (4) above, you shall be entitled to promptly resign without Good Reason (as defined in your Amended Employment Agreement) from your positions with the Company and be relieved of any obligations under the non-competition covenant of Section 6(a)(i) of your Amended Employment Agreement and any other non-competition covenants in any other agreement between you and the Company, but (a) you shall not receive the $2.2 million severance payment (nor the release of claims) from the Company described in Paragraph (1), clauses (d) and (e), above, and (b) you shall continue to be bound by the covenants described in Paragraph 1(b), above and you shall receive your Accrued Rights.

Any payments provided for in this letter agreement are intended to be made in compliance with or be exempt from Internal Revenue Code Section 409A and shall be interpreted accordingly.  This letter agreement and any dispute related hereto will be governed by the laws of New York.

If the Acceptable Plan or such other Chapter 11 plan as may be acceptable to the Required Consenting Lenders (as defined in the RSA) is confirmed, then the Debtors (as defined in the RSA) shall assume the Amended Employment Agreement, unless you are not offered continued employment as provided in Paragraph 1 above, in which case the provisions of such Paragraph 1 shall apply.

If the foregoing accurately describes your understanding and agreement with the Company regarding the terms of your continued employment with the Company, please sign where indicated below and return a signed copy of this letter agreement to me by no later than 8:00 a.m. (EST) Monday, August 17, 2009.

[Signatures on next page.]

[Signature Page to Mary Berner Letter Agreement]

Sincerely,

__/s/ Todd McCarty_____________Todd McCarty,
Senior Vice President
Global Human Resources
The Reader’s Digest Association, Inc.

Accepted and agreed by:

/s/ Mary Berner
Mary Berner

and

Acknowledged and consented to for purposes of the Restructuring Support Agreement by,
JP Morgan Chase Bank, N.A., in its capacity as the Administrative Agent, as such term is defined in the DIP Commitment Letter

By: /s/ Elizabeth Kelley______
Name:  Elizabeth Kelley
Title:     Managing Director

EXHIBIT A-1

RELEASE OF CLAIMS

1.
Release.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned, with the intention of binding herself, her heirs, executors, administrators and assigns, does hereby release and forever discharge The Readers’ Digest Association, Inc., a Delaware corporation (the “Company”), and its parents, subsidiaries, affiliates, predecessors, successors, and/or assigns, and the Consenting Lenders (within the meaning of that certain Restructuring Support Agreement made and entered into as of August 17, 2009, solely with respect to their dealings with the Company and the undersigned in connection therewith), past, present, and future, together with its and their officers, directors, executives, agents, employees, and employee benefits plans (and the trustees, administrators, fiduciaries and insurers of such plans), past, present, and future (collectively, the “Released Parties”), from any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown (collectively, the “Claims”), which the undersigned now has, owns or holds, or has at any time heretofore had, owned or held against any Released Party, from the beginning of time to the date of the Executive’s execution of this Release of Claims, including without limitation, any Claims arising out of or in any way connected with the undersigned’s employment relationship with the Company, its subsidiaries, predecessors or affiliated entities, or the termination thereof, under any Federal, state or local statute, rule, or regulation, or principle of common, tort or contract law, including but not limited to, the Family and Medical Leave Act of 1993, as amended (the “FMLA”), 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq., the Americans with Disabilities. Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., and all other Federal, state, or local statutes, regulations or laws; provided, however, that nothing herein shall release the Company of its obligations under that certain [for release to be signed if Paragraph 1 of Letter Agreement is triggered: Letter Agreement, dated as of August 17, 2009, between the Executive and the Company, as well as its obligations under Section 19 of that certain Employment Agreement, dated as of February 1, 2008] [for release to be signed as Exhibit E of the Employment Agreement, absent Paragraph 1 of Letter Agreement being triggered: Employment Agreement, dated as of February 1, 2008, between Executive and the Company (as the same may be amended from time to time by written agreement of Executive and the Company, including, as applicable pursuant to that certain Letter Agreement, dated as of August 17, 2009, between the Executive and the Company)]; provided, further, that Executive does not waive any right to be provided a defense or to be indemnified that she may have under any indemnification agreement or the Company’s Articles of Incorporation or Bylaws or any directors and officers insurance arrangement. Except as set forth in Section II below, the undersigned understands that, as a result of executing this Release of Claims, she will not have the right to assert that the Company or any other Released Party unlawfully terminated her employment or violated any of her rights in connection with her employment or otherwise.

The undersigned affirms that she is not presently party to any Claim, complaint or action against any Released Party in any forum or form and that she knows of no facts which may lead to any Claim, complaint or action being filed against any Released Party in any forum by the undersigned or by any agency, group, etc. The undersigned further affirms that she has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to her from the Company and its subsidiaries, except as specifically provided in this Release of Claims. The undersigned furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the FMLA. If any agency or court assumes jurisdiction of any such Claim, complaint or action against any Released Party on behalf of the undersigned, the undersigned hereby waives any right to individual monetary or other relief.

The undersigned further declares and represents that she has carefully read and fully understands the terms of this Release of Claims and that, through this document, she is hereby advised to consult with an attorney prior to executing this Release of Claims, that she may take up to and including 21 days from receipt of this Release of Claims, to consider whether to sign this Release of Claims, that she may revoke this Release of Claims within seven calendar days after signing it by delivering to the Company written notification of revocation (and that this Release of Claims shall not become effective or enforceable until the expiration of such revocation period), and that she knowingly and voluntarily, of her own free will, without any duress, being fully informed and after due deliberate action, accepts the terms of and signs the same as her own free act.

2.
Protected Rights.  The Company and the undersigned agree that nothing in this Release of Claims is intended to or shall be construed to affect, limit or otherwise interfere with any non-waivable right of the undersigned under any Federal, state or local law, including the right to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC’) or to exercise any other right that cannot be waived under applicable law. The undersigned is releasing, however, her right to any monetary recovery or relief should the EEOC or any other agency pursue Claims on her behalf. Further, should the EEOC or any other agency obtain monetary relief on her behalf, the undersigned assigns to the Company all rights to such relief.

3.
Third-Party Litigation.  The undersigned agrees to be available to the Company and its affiliates on a reasonable basis in connection with any pending or threatened claims, charges or litigation in which the Company or any of its affiliates is now or may become involved, or any other claims or demands made against or upon the Company or any of its affiliates, regardless of whether or not the undersigned is a named defendant in any particular case.

4.
Severability.  If any term or provision of this Release of Claims is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Release of Claims shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Release of Claims is not affected in any manner materially adverse to any party.

5.
GOVERNING LAW.  THIS RELEASE OF CLAIMS SHALL BE DEEMED TO BE MADE IN THE STATE OF NEW YORK. AND THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT IN ALL RESPECTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Effective on the eighth calendar day following the date set forth below.

    THE READERS’ DIGEST ASSOCIATION, INC.,

by:

Name: _________________________________
Title:  _________________________________

EMPLOYEE,
_________________________________________________
Mary Berner

Date Signed:  ______________________________________

Exhibit A-2

RELEASE OF CLAIMS

The Reader’s Digest Association, Inc. (“RDA”) hereby agrees, in consideration of the covenants and agreements referred to in that certain letter agreement dated August 17, 2009 by and between RDA and Mary Berner (“Ms. Berner”) and RDA (the “Letter Agreement”) and other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, that RDA hereby, fully and completely forever releases Ms. Berner (hereinafter referred to as the “Releasee”, which term includes all heirs, executors, administrators, estate trustees, assigns and attorneys of Ms. Berner) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which RDA or any of its agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Releasee, in law, admiralty or equity, whether known or unknown to RDA, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by RDA, provided that the foregoing shall not include any claims to enforce RDA’s rights or the Releasee’s obligations under, or with respect to, the Letter Agreement (or any exhibits referenced therein), nor from any actions against Ms. Berner as a result of any criminal or willfully fraudulent acts engaged in by Ms. Berner in connection with her duties to RDA.

RDA fully understands that this Release is a legally binding document and that by signing this Release RDA is prevented from filing, commencing or maintaining any action against any Releasee, other than to enforce RDA’s rights under the Letter Agreement and the Release of Claims (within the meaning of the Letter Agreement).

This Release is final and binding and may not be changed or modified, except by written agreement by both of RDA and the Releasee.

Dated: _____________________                                                                              THE READER’S DIGEST ASSOCIATION, INC.

                        By: ________________________________Name:

                        Title:

EXHIBIT B

Pay for Performance/Variable Comp Plan

Summary	Broad-based plan designed to incent delivery of short-term, financial goals (incremental Cash EBITDA and Free Cash Flow)
Participants	Includes specified level employees which provides a consistent pay for performance philosophy among all executives
Target Award Opportunities	Target award opportunity (expressed as a % of base salary) established for each participant relative to employee grade level and criticality of role
Performance Measure
Cash flow and Cash EBITDA.  Executives have 100% of their opportunity based on financial results.  Performance will  be measured at the corporate level with CEO discretion of +/- 10% at the operating unit level, assuming no change in total pool available.

Performance Award	Cash payment
Performance Measurement Period	Annual measure to recognize short-term goals and provide strong retention and incentive value
Payout Frequency	Paid out annually based on audited results for 2010.

EXHIBIT C

Reward for Increasing Enterprise Value/

Enterprise Value Maximization Plan (EVMax)

Summary
Incremental executive plan designed to incent the delivery of longer-term financial goals
Group 1 -  To reward for the realization of maximum enterprise value
Group 2  - To reward executives for time to emergence

Participation
Participation limited to executives that have broad enterprise wide responsibilities or those that can impact time to emergence.  Select group will participate in both.  All EVMax participants are also participants in the Variable Comp Plan.

Performance Measure
Group 1 - Enterprise wide Cash EBITDA as measured in accordance with approved plan Cash EBITDA at end of each year in two-year performance period (June 2010 and June 2011)
Group 2 - Incremental savings not contemplated in plan (driven by time to emergence)

Performance Award	Group 1 – Cash payment based on pro-rata share of Cash EBITDA improvement over approved plan Cash EBITDA Group 2 – Cash payment based on a portion of saved professional fees due to early exit
Performance Measurement Period	Group 1 - One year at Fiscal Year End Group 2 - Time to Emergence
Payout Frequency	Group 1 - Paid at the end of 2010 Fiscal Year Group 2 - Paid in full at emergence with a 6 month claw back provision

ANNEX 1

Executive Participation
2010
Base Line EBITDA	133.2
Plus Bonus Expense included (est. 2001)	37.1
Pre-Bonus EBITDA	170.3
Plus Cost Savings Assumed 2010	37.0
Plus Cost Savings Assumed 2011	-
Plus Additional EBITDA generation	3.9
Pre-Bonus EBITDA after Initiatives	211.2

EBITDA Pre-Bonus	211.2
EBITDA Post-Bonus	174.0
EVMAX Value Date	Jun-10
EVMAX Value EBITDA (approximates above)	174.6
EVMAX Time to Exit Bonus – Date of Exit on or Before	Jan-10

2010
Mary Berner
Base Salary	$ 1,100,000
Variable Comp Percent of Salary	50%
Variable Comp Bonus Dollars	$ 550,000
EVMAX – Value Creation	$ 259,128
EVMAX – Time to Exit	$ 928,698
Total Bonus	$ 1,737,826
Total Compensation (Base + Bonus)	$ 2,837,826

Tom Williams
Base Salary	$ 600,000
Variable Comp Percent of Salary	52%
Variable Comp Bonus Dollars	$ 316,147
EVMAX – Value Creation	$ 157,207
EVMAX – Time to Exit	$ 807,410
Total Bonus	$ 1,280,764
Total Compensation (Base + Bonus)	$ 1,880,764